Exhibit 21.1

SUBSIDIARIES OF PORTER BANCORP, INC.

Direct Subsidiary	Jurisdiction of Organization	Does Business As
Limestone Bank, Inc.	Kentucky	Limestone Bank, Inc.
Ascencia Statutory Trust I	Connecticut	Ascencia Statutory Trust I
Porter Statutory Trust II	Connecticut	Porter Statutory Trust II
Porter Statutory Trust III	Connecticut	Porter Statutory Trust III
Porter Statutory Trust IV	Connecticut	Porter Statutory Trust IV
PBIB Corporation, Inc.	Kentucky	PBIB Corporation, Inc.

Indirect Subsidiary	Jurisdiction of Organization	Does Business As	Parent Entity
PBI Title Services, LLC	Kentucky	PBI Title Services, LLC	Limestone Bank, Inc.